Immune Design Reports First Quarter 2017 Financial Results
and Provides Corporate Update

Company conference call at 2:00 p.m. PT today

SEATTLE and SOUTH SAN FRANCISCO, May 17, 2017 - Immune Design (Nasdaq: IMDZ), a clinical-stage immunotherapy company focused on oncology, today reported financial results and a corporate update for the first quarter ended March 31, 2017.

“During the first quarter of the year, we were pleased to complete enrollment in the first randomized studies for each of CMB305 and G100, an important milestone for Immune Design,” said Carlos Paya, M.D., Ph.D., President and Chief Executive Officer of Immune Design. “We hope that the emerging biomarker and clinical data that we intend to present starting at ASCO and continuing throughout 2017, may form the initial foundation to support commercialization of novel and safe immunotherapies for selected cancer patients.”

Recent Highlights

Product Development: Two Phase 2 randomized studies fully enrolled; multiple ASCO presentations; Orphan Drug status for G100 in follicular NHL

Antigen Specific Immunotherapy: CMB305 Program

•	CMB305, the novel, prime-boost NY-ESO-1 targeted immunotherapy, is being evaluated primarily in soft tissue sarcoma (STS) patients both as a monotherapy and in combination with an anti-PD-L1 antibody.

◦	CMB305 monotherapy

▪	Follow-up continues on the two enrolled monotherapy Phase 1 trials (25 CMB305 STS patients, and 23 STS patients treated with CMB305’s vector-only component, LV305).

▪	Data from the CMB305 trial will be presented in two separate presentations at the American Society of Clinical Oncology annual meeting in 2017 (ASCO 2017):

•
Both clinical and translational data from at least 25 STS patients will be presented in an oral presentation entitled “Immune response, safety, and survival impact from CMB305 in NY-ESO-1+ recurrent soft tissue sarcomas (STS)”; and

•
An analysis of translational data indicating an association of baseline and immunotherapy (LV305 and CMB305)-induced NY-ESO-1 immune response with survival in patients with multiple tumor types, will be presented in a poster presentation entitled “Association of CMB305 or LV305-induced and baseline anti-NY-ESO-1 immunity with survival in recurrent cancer patients.”

◦	CMB305 combination therapy with Tecentriq®

▪
Enrollment was completed by the end of Q1 in the randomized, 80-patient, Phase 2 study comparing CMB305 plus Tecentriq (atezolizumab) vs. atezolizumab alone, pursuant to a collaboration with Genentech.

▪	Immune Design intends to submit early data from a pre-specified analysis of this Phase 2 study for presentation at the European Society for Medical Oncology 2017 Congress to be held in September 2017.

Antigen Agnostic Intratumoral Immunotherapy: G100 Program

•
G100, the novel, synthetic TLR4 agonist injected intratumorally, is being evaluated in an ongoing Phase 1 dose escalation and in a randomized Phase 2 trial in patients with low grade follicular non-Hodgkin lymphoma (FL).

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G100 monotherapy (with low dose radiation (XRT)). Data from the fully enrolled Phase 1 dose escalation monotherapy portion of the trial (n=9) evaluating G100 with XRT will be presented at ASCO 2017 in a poster presentation entitled “Intratumoral G100 induces systemic immune responses and abscopal tumor regression in patients with follicular lymphoma.”

◦	G100 and XRT combination therapy with Keytruda®:

▪
Patient enrollment was completed by the end of Q1 in the randomized, 24-patient, Phase 2 study comparing G100 and XRT versus G100 and XRT with the systemic administration of the anti-PD-1 antibody, Keytruda (pembrolizumab), pursuant to a collaboration with Merck.

▪
Immune Design intends to submit follow-up data from all patients in both the Phase 1 dose escalation and Phase 2 randomized portions of the study for presentation at the American Society of Hematology Annual Meeting in December 2017.

◦
The U.S. Food and Drug Administration recently granted Orphan Drug Designation for G100 for the treatment of FL. Orphan Drug Designation provides the sponsor certain benefits and incentives, including a period of marketing exclusivity for the first marketing application, if regulatory approval is received for the designated indication, potential tax credits for certain activities and waiver of certain administrative fees.

Financial Results

First Quarter

•
Immune Design ended the first quarter of 2017 with $90.1 million in cash and cash equivalents, short-term investments, and other receivables compared to $110.4 million as of December 31, 2016. Net cash used in operations for the three months ended March 31, 2017 was $17.4 million.

•	Net loss and net loss per share for the first quarter of 2017 were $12.6 million and $0.50, respectively, compared to $12.3 million and $0.61, respectively, for the first quarter of 2016.

•
Revenue for the first quarter of 2017 was $5.5 million and was primarily attributable to $5.2 million in collaboration revenue associated with the Sanofi G103 (HSV2 therapeutic vaccine) collaboration and $0.3 million in product sales to other third parties. Revenue for the first quarter of 2016 was $1.9 million and was primarily attributable to the Sanofi G103 collaboration.

•
Research and development expenses for the first quarter of 2017 were $14.0 million compared to $10.6 million for the same period in 2016. The $3.4 million increase was primarily attributable to continued advancement of Immune Design’s ongoing research and development programs, including ongoing Phase 1 and Phase 2 clinical trials and an increase in personnel-related expenses to support the company’s advancing research and clinical pipeline.

•
General and administrative expenses for the first quarter of 2017 were $4.1 million, relatively consistent with general and administrative expenses of $3.9 million recorded in the first quarter of 2016.

Cash Guidance

Based on current expectations, Immune Design continues to expect to have cash to fund operations into the second half of 2018.

Conference Call Information

Immune Design will host a conference call and live audio webcast this afternoon at 2:00 p.m. Pacific time / 5:00 p.m. Eastern time to discuss the first quarter 2017 financial results and provide a corporate update.

The live call may be accessed by dialing 844-266-9538 for domestic callers and 216-562-0391 for international callers. A live webcast of the call will be available online from the investor relations section of the company website at http://ir.immunedesign.com/events.cfm. A telephone replay of the call will be available for five days by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers and entering the conference code: 20090178.

An archived copy of the webcast will be available on Immune Design's website beginning approximately two hours after the conference call. Immune Design will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Immune Design

Immune Design is a clinical-stage immunotherapy company employing next-generation in vivo approaches to enable the body's immune system to fight chronic diseases. The company's technologies are engineered to activate the immune system's natural ability to generate and/or expand antigen-specific cytotoxic T cells, while also enhancing other immune effectors, to fight cancer and other chronic diseases. CMB305 and G100, the two leading product candidates focused in cancer immunotherapy, are the first products from its two separate discovery platforms targeting dendritic cells in vivo, ZVex® and GLAAS®. Both ZVex and GLAAS also have potential applications in infectious disease and allergy as demonstrated by ongoing pharmaceutical collaborations. Immune Design has offices in Seattle and South San Francisco. For more information, visit www.immunedesign.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Immune Design’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, scope and results of clinical trials for Immune Design’s product candidates and the reporting of clinical data regarding Immune Design’s product candidates. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrolment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Immune Design’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Immune Design’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Immune Design’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Immune Design assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Immune Design Corp.
Selected Condensed Consolidated Balance Sheet Data
(In Thousands)

	March 31, 2017	December 31, 2016
	(unaudited)
Cash and cash equivalents	$27,918	$45,214
Short-term investments	61,991	62,041
Other receivables	146	3,156
Total assets	99,882	114,495
Total current liabilities	14,753	19,263
Total stockholders' equity	85,066	95,176

Condensed Consolidated Statements of Operation and Comprehensive Loss Data
(In Thousands Except Per Share Amounts)

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)
Revenues:
Product sales	$261	$7
Collaborative revenue	5,204	1,856
Total revenues	5,465	1,863
Operating expenses:
Cost of product sales	37	22
Research and development	14,038	10,570
General and administrative	4,135	3,914
Total operating expenses	18,210	14,506
Loss from operations	(12,745)	(12,643)
Interest and other income	125	349
Net loss	$(12,620)	$(12,294)
Other comprehensive income (loss):
Unrealized (loss) gain on investments	(23)	20
Comprehensive loss:	$(12,643)	$(12,274)
Basic and diluted net loss per share	$(0.50)	$(0.61)
Weighted-average shares used to compute basic and diluted net loss per share	25,463,202	20,153,202

Media Contact
Julie Rathbun
Rathbun Communications
julie@rathbuncomm.com
206-769-9219

Investor Contact
Shari Annes
Annes Associates
Shari.Annes@immunedesign.com
650-888-0902

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